Exhibit 10.2

MEMORANDUM OF AGREEMENT

This Memorandum of Agreement, dated as of this 15th day of September 2006 (the “Effective Date”), by and between Optical Molecular Imaging, Inc., a Delaware corporation (“OMI”), and Dr. John Yu (“Yu”) is intended to summarize the agreement of the parties hereto, which will be embodied in a subsequent agreement (the “Agreement”) that will include the provisions of this Memorandum as well as certain other terms and conditions that will be agreed to by the parties. This Memorandum is entered into with reference to the following facts:

A. Cedars-Sinai Medical Center (“CSMC”) is the sole owner of certain provisional patents and other proprietary intellectual property, relating to the work of Yu with cellular therapies or diagnostics utilizing cellular therapies, including dendritic cell based vaccines for brain tumors and other cancers (the “Field of Use”). The Field of Use is further described and specifically limited to the intellectual property listed in Exhibit A hereto (the “Vaccine Technology”).

B. Yu and others are inventors of the Vaccine Technology, and Yu has significant expertise and experience in the field of the Vaccine Technology.

C. OMI wishes to license the Vaccine Technology from CSMC for the purpose of developing and commercializing products based on the Vaccine Technology in the Field of Use.

D. OMI wishes to have Yu serve as a director and its Chief Scientific Officer, and Yu is willing to serve in those capacities on the terms and conditions described herein.

1. Agreement and Closing. The parties to this Memorandum agree to work diligently to prepare and execute the Agreement within 30 days from the date of this Memorandum and to use their best efforts to close the transactions contemplated herein (the “Closing”) within 60 days from the date of this Memorandum. The Closing and all of the transactions contemplated herein will be subject to CSMC’s prior review and approval of Yu’s serving as OMI’s Chief Scientific Officer and as a director of OMI.

2. Ownership of Intellectual Property. Yu represents and warrants that, to the best of his knowledge, (i) CSMC is the sole owner of the Vaccine Technology and the patent applications and inventions listed in Exhibit A to this Memorandum; that the patent applications listed in Exhibit A to this Memorandum have been validly applied for; (ii) that CSMC has not received notice from any third party that the Vaccine Technology infringes the proprietary rights of any third party. OMI acknowledges that to the extent any of the foregoing patent rights constituting any part of the Vaccine Technology have been funded by the U.S. government, a royalty-free, non-exclusive, non-transferable license to the inventions in such patents is reserved to the U.S. government. Yu represents and warrants that he can enter into the Agreement and, subject to the approval of CSMC described in Section 1, perform the services contemplated by this Memorandum without violating any other contract or arrangement that he has with CSMC or any other third party.

2.1 Representations of OMI. OMI represents and warrants to Yu that: (a) OMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State of California and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution and delivery of this Agreement by OMI and the performance by OMI of its obligations hereunder have been duly authorized by all necessary corporate action; and (c) neither the execution or delivery of this Agreement by OMI, nor the performance by OMI of its obligations hereunder, (i) requires the consent or approval of any third party other than the approval by the shareholders of OMI of the issuance of shares of OMI common stock to CSMC and Yu; (ii) shall constitute a default under any material contract by which OMI or any of its material assets is bound (or any event which, with notice or lapse of time, or both, would constitute such a default); or (iii) shall constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon OMI.

3. OMI Employment of Yu. Subject to and concurrently with OMI consummating the license of the Vaccine Technology from CSMC at the Closing, OMI shall elect and employ Yu as its Chief Scientific Officer on a part-time basis pursuant to a one-year services agreement, the form of which shall be included as an exhibit to the Agreement. In consideration for Yu agreeing to serve for an initial term of one year as OMI’s Chief Scientific Officer, OMI shall issue Yu at the Closing a number of shares of OMI common stock equal to 34% of the OMI Outstanding Shares at the time of the Closing (the common stock issuable to Yu at the Closing referred to as the “Yu Shares”). The Yu Shares shall be duly and validly issued, fully paid for and nonassessable shares and shall be registered under the Securities Act of 1933 under a Form S-8 registration statement or shall be included in a registration statement that shall be filed for certain OMI securityholders within 60 days of the Closing.

4. OMI Capital Structure. The OMI Outstanding Shares at the time of the Closing shall consist of (i) the outstanding shares of OMI common stock at the time of the Closing and shares of OMI common stock issuable upon exercise of options and warrants with an exercise price of less than $1.00 per share that are outstanding at the time of the Closing plus (ii) all of the OMI shares of common stock issuable to Yu pursuant to Section 3 of this Memorandum and to CSMC in connection with the license of the Vaccine Technology, but shall exclude up to 250,000 shares of its common stock that OMI may sell after the Effective Date and at or prior to the Closing. At the time of the Closing, OMI shall have approximately $1,200,000 in cash and trade or other debt (excluding OMI’s obligation to reimburse CSMC for its patent costs and to pay Technomedics Management & Systems, Inc. a management fee) of not more than $50,000. Ownership of OMI’s spectral molecular imaging technology (including all contractual and other obligations directly related to that technology) was transferred to Dr. Daniel Farkas prior to the Effective Date.

5. OMI Management. Upon the Closing, the OMI Board of Directors shall consist of Yu, Manfred Mosk, Ph.D. (“Mosk”), Sanford Hillsberg, Esq. and two of OMI’s other current directors. Yu shall have the right at any time to designate two of OMI’s directors in addition to himself. OMI shall use commercially reasonable efforts to maintain directors and officers liability insurance with limits of liability of not less than $3,000,000 at all times. David Wohlberg and C. Kirk Peacock shall continue to serve on a part-time basis as OMI’s Chief

Operating Officer and Chief Financial Officer, respectively, subject to their replacement on 30-days notice by OMI’s Board of Directors.

6. OMI Offices. OMI’s executive offices will be located at a location within 10 miles of CSMC.

7. Finders. No party to this Memorandum will be required to pay any finders fee to any third party in connection with consummating the transactions contemplated herein.

8. Consultants. OMI has previously retained Technomedics Management & Systems, Inc. (“TMS”), an affiliate of Mosk, as a consultant to assist OMI in connection with OMI’s identification of the Vaccine Technology and its acquisition of that technology, and OMI will pay TMS a total of $80,000 for such services following the Closing.

9. Disclosure. The terms of this Memorandum may be publicly disclosed by OMI to the extent OMI’s counsel determines that such disclosure is required by law. OMI shall provide CSMC and Yu with a copy of any such disclosure for their review at least three days prior to making such disclosure.

10. Governing Law. The terms of this Memorandum shall be governed by the internal laws of the State of California.

/s/ John Yu
Dr. John Yu

Optical Molecular Imaging, Inc.

By:	/s/ David Wohlberg
	Name:	David Wohlberg
	Title:	President and Chief Operating Officer

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